Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) is hereby entered into on this 18th day of December, 2019, by and between CHEMUNG CANAL TRUST COMPANY, a trust company chartered under the laws of the State of New York with its principal office located at One Chemung Canal Plaza, Elmira, New York 14902 (“Bank”), and DANIEL FARIELLO (“Executive”). Any reference to the “Company” shall mean Chemung Financial Corporation, the stock holding company of the Bank, or any successor thereto.

WHEREAS, Executive serves as PRESIDENT, CAPITAL BANK DIVISION (the “Executive Position”); and

WHEREAS, the Bank desires to set forth the severance benefits Executive would receive in the event of a termination of Executive’s employment with the Bank following the occurrence of a Change of Control;

NOW THEREFORE, to ensure Executive’s continued dedication to the Bank and to induce Executive to remain and continue in the employ of the Bank, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.	CHANGE OF CONTROL. This Agreement shall become operative only if and when there has occurred a “Change of Control” of the Company or the Bank. A “Change of Control” shall mean (1) any merger, consolidation or other corporate reorganization in which the Company or the Bank is not the surviving corporation, (2) the event that any “person” (as that term is used in Section

2.	s 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Company or the Bank representing thirty percent (30%) or more of the combined voting power of the Bank’s then outstanding securities, provided that the acquisition of additional securities or voting power by a person who, as of the date of this Agreement, already is the direct or indirect beneficial owner of twenty percent (20%) of such combined voting power, shall not constitute a Change of Control, or (3) the event in which a majority of the members of the Company’s or the Bank’s Board of Directors is replaced during any twenty-four (24) month period by Directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Company’s or the Bank’s Board of Directors (who were either members of the Board of Directors of the Company or the Bank, as applicable, at the beginning of such twenty-four (24) month period or who was appointed to the Company’s or the Bank’s Board during such twenty-four (24) month period as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank) prior to the date of appointment or election.

2.   TERMINATION.

(a)      If, after the occurrence of a Change of Control, Executive’s employment is terminated by the Bank without Cause or Executive voluntarily terminates employment for Good Reason within the twelve (12) month period immediately following the effective date of the Change of Control,, the Bank shall pay to Executive, in addition to any other compensation, remuneration, or benefits due to Executive under any other plan, contract, or arrangement with the Bank, the Severance Pay described in Section 3 of this Agreement in equal monthly installments for the twenty-four (24) months immediately following the effective date of the termination of Executive’s employment. Except as otherwise provided in Section 2(e), the first such installment to be paid on the first day of the first month immediately following the month in which Executive’s employment is terminated.

  (b)      For the purposes of this section, the Bank shall have “Cause” to terminate Executive’s employment if Executive engages in personal dishonesty, willful misconduct, breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), gross insubordination, or gross negligence. For the purposes of this paragraph, no act or failure to act shall be considered “willful” unless done or omitted to be done, by the Executive not in good faith and without a reasonable belief that Executive’s action or omission is in the best interests of the Bank. In no event shall Executive be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a certification by a majority of the non-officer members of the Board of Directors finding that the Executive was guilty of conduct deemed to be Cause within the meaning of this paragraph.

(c)       For purposes of this section, “Good Reason” exists if, without Executive’s express written consent, any of the following occurs: (1) a material reduction in Executive’s base salary or benefits in effect as of the effective date of the Change in Control; (2) a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position (or any successor executive position in effect as of the effective date of the Change in Control); (3) a relocation of Executive’s principal place of employment in effect immediately prior to the effective date of the Change in Control, resulting in an increase of Executive’s commute of thirty (30) miles or more; or (4) a material breach of this Agreement by the Bank. Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (A) Executive shall have given written notice of such event to the Bank within ninety (90) days after the initial occurrence thereof, (B) the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (C) Executive terminates employment within thirty (30) days after expiration of such cure period.

(d)       Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 20 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(e)       Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(f)       To the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, such payment that is payable pursuant to this Agreement is intended to constitute a “separate payment” for purposes of Treasury Regulation 1.409A-2(b)(ii).

3.   SEVERANCE PAY.  Severance Pay payable to the Executive pursuant to this Agreement shall mean 2 times the sum of Executive’s: (i) highest annual rate of base salary; and (ii) highest annual incentive award, regardless if paid in the form of cash or unrestricted stock pursuant to the Company’s or the Bank’s incentive compensation plan(s) paid to, or earned by, Executive during the calendar year of the Change in Control or either of the two (2) calendar years immediately preceding the Change in Control. Severance Pay shall be reduced by all amounts that are required to be withheld or deducted under federal, state or municipal law.

4.   REGULATORY LIMITS. The provisions of this Section 4 shall control as to continuing rights and obligations under this agreement notwithstanding any other provision of this Agreement, for so long as the Bank shall be regulated by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the New York State Department of Financial Services or any other federal or state banking agency (each a “Regulator”).

(a)      All obligations under this Agreement shall be terminated, except to the extent determined by any Regulator that continuation thereof is necessary for the continued operation of the Bank at the time the Regulator enters into an agreement to provide assistance to or on behalf of the Bank, or approves a supervisory merger to resolve problems related to the operation of the Bank, or when the Bank is determined by a Regulator to be in an unsafe or unsound condition, notwithstanding the vesting of any rights of the parties.

(b)      All obligations under this Agreement shall be subject to and conditioned upon the Bank’s satisfaction of and compliance with all state and federal laws, rules, and regulations applicable to the Bank, notwithstanding the vesting of any rights hereunder. The Bank shall be relieved of all obligations under this Agreement to the extent that performance or satisfaction of such obligations would violate or be inconsistent with any federal or state law, rule, or regulation (including, without limitation, safety and soundness standards and related regulatory guidance), any order, directive or notice from a Regulator, or any formal or informal agreement, safety and soundness compliance plan, or other agreement or plan entered into by and between the Bank and any Regulator. Whether the obligations of this Agreement are inconsistent with any law, rule, regulation, order, directive, notice, agreement, or plan just described shall be deemed determined if so found by any Regulator or by an opinion of the Bank’s counsel, a copy or written summary of which finding or opinion of counsel shall be provided by the Bank to Executive within five (5) business days of the Bank’s notice of such a determination.

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(c)      The payment, accrual and/or vesting of any Severance Pay shall be suspended in the event the Bank receives any notice from any Regulator indicating an intent to issue an order or directive requiring the Bank to take prompt corrective action or to take or refrain from taking any other action, or to the extent that the Bank or any affiliate is prohibited from paying any Severance Pay by Section 18(k) of the Federal Deposit Insurance Act, 12 C.F.R. Part 359 or any other applicable law.

(d)      In the event that any Regulator terminates or requires the Bank by order or directive to terminate Executive, Bank shall be relieved of all obligations under this Agreement and this Agreement shall be terminated and shall have no further force and effect.

(e)      In the event that the Bank is relieved of any or all of its obligations under this Agreement as a result of the application of this Section 4 or that any or all of such obligations is suspended, the Bank shall provide, within five (5) business days of the Bank’s notice of relief or suspension, written notice to Executive describing the extent to which the Bank has been relieved of its obligations under this Agreement or to which such obligations have been suspended and the reason(s) therefor.

5.   SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives and heirs. In the event that Executive dies while any amounts remain payable to Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to designee(s) or, if there is no such designee, to Executive’s estate.

6.   SEVERABILITY. In the event that any court or other authority of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall be limited to such provision and shall not affect the validity, legality, or enforceability of any other provision. Any provision in this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be invalid, illegal or unenforceable, only to the extent required by such jurisdiction and without rendering such provision invalid, illegal, or unenforceable in any other jurisdiction.

7.   NO RIGHT TO CONTINUE EMPLOYMENT. This Agreement shall not give Executive any right to remain in the employ of the Bank. Subject to the severance provisions in this Agreement or in any other written agreement between the Bank and Executive, the Bank reserves the right to terminate Executive’s employment at any time.

8.   AMENDMENT; WAIVER. No provision of this Agreement may be modified or waived except by a written instrument executed by Executive and on behalf of the Bank by an authorized representative, which instrument specifically refers to this Section 8. No waiver of compliance with any condition or provision of this Agreement shall be deemed or constitute a waiver of any other provision or condition of this Agreement and shall not operate to preclude or limit any future waivers or modifications of the Agreement.

9.   NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Most recent address on file with the Bank

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If to the Bank	Chemung Canal Trust Company
One Chemung Canal Plaza
P.O. Box 1522
Elmira, New York 14902-1522

or at such other address as any party may furnish to the other in writing. Notices of change of address shall be effective only upon receipt.

10.   ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all current and prior agreements and understandings, whether written or oral, between the parties, with respect to the subject matter hereof.

11.   GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to any conflicts of law rules or principles.

12.   JURISDICTION; VENUE; WAIVER OF JURY TRIAL. The Bank and Executive agree that any action or proceeding seeking to enforce any provision of, or based on any claim arising out of, or otherwise relating to this Agreement shall be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of New York. The Bank and Executive each give their consent to the jurisdiction of these courts in any such action or proceeding and hereby waive any object to venue being laid in such courts. The Bank and Executive further agree to waive their respective rights to a trial by jury in any such action or proceeding.

13.   SECTION HEADINGS. All Section headings herein are included for the purposes of convenience only and shall not be deemed to have any effect on the construction or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the date set forth above.

CHEMUNG CANAL TRUST COMPANY,

By:	Anders M. Tomson

Its: President & Chief Executive Officer

EXECUTIVE

/s/ Daniel Fariello

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